Exhibit 99.1

Appointment of Jose Segrera to WOW!’s Board of Directors

Experienced technology and IT advisor brings extensive business strategy execution and financial leadership expertise to broadband services provider

Englewood, Colo. – April 29, 2024 – WOW! Internet, TV & Phone (NYSE: WOW), a leading broadband services provider, today announced the appointment of Jose Segrera to the company’s Board of Directors. Segrera serves as an advisor to multiple IT infrastructure and SaaS businesses, including Mac Stadium and Backpack Networks. He will fill the vacancy resulting from the resignation of Tom McMillin from the board and related committees and will also chair the Audit Committee of the board. Segrera’s new roles on the board will go into effect on May 17, 2024.

Segrera has over 30 years of experience as an executive, board member, advisor, and entrepreneur in the technology infrastructure, cybersecurity, and software sectors. His expertise spans building high-performing teams, driving business strategy and execution, and identifying and executing capitalization, acquisition, and monetization opportunities. He co-founded Segrera Associates and serves as partner. Previously, as chief financial officer at Terremark, he led the successful sale of the company to Verizon, and as CFO at FirstCom, the successful sale to AT&T. Segrera received a Bachelor of Business Administration degree and a Master of Accounting degree from the University of Miami.

“We are pleased to welcome Jose to our board of directors, and express our deep gratitude to Tom McMillin for his many years of service to the company,” said Jeff Marcus, WOW!’s Chairman of the Board. “Jose will be an excellent addition to our board as we continue to focus on innovating for our customers and executing on our broadband-first strategy and market expansion initiatives.”

“I’m thankful for the opportunity to join the WOW! board of directors and work alongside an esteemed group of seasoned leaders and executives,” said Segrera. “As the broadband ecosystem continues to evolve at a rapid pace, I look forward to positioning the company for continued success and growth.”

To learn more about WOW!, please visit www.wowway.com.

About WOW! Internet, TV & Phone

WOW! is one of the nation's leading broadband providers, with an efficient and high-performing network that passes nearly 2 million residential, business and wholesale consumers. WOW! provides services in 16 markets, primarily in the Midwest and Southeast, including Michigan, Alabama, Tennessee, South Carolina, Georgia and Florida, including the new all-fiber networks in Central Florida and Greenville County, South Carolina. With an expansive portfolio of advanced services, including high-speed Internet services, cable TV, home phone, mobile phone, business data, voice, and cloud services, the company is dedicated to providing outstanding service at affordable prices. WOW! also serves as a leader in exceptional human resources practices, having been recognized 10 times by the National Association for Business Resources as a Best & Brightest Company to Work For in the Nation, winning the award for the last six consecutive years and making the 2022 Top 101 National Winners list. Visit wowway.com for more information.

Contact:

Andrew Posen

Vice President, Head of Investor Relations and Treasury

303-927-4935

andrew.posen@wowinc.com

Debra Havins

Vice President, Corporate Communications

720-527-8214

debra.havins@wowinc.com